                                                                      EXHIBIT 22

                           SUBSIDIARIES OF REGISTRANT

                               AS OF MARCH 1, 1995



The significant subsidiaries of the registrant, all wholly or majority owned, are as follows:

    Van Waters & Rogers Inc. (100% owned),
    incorporated in July, 1986 under the laws of the State of Washington.

    Van Waters & Rogers Ltd. (100% owned),
    incorporated in August, 1950 under the laws of British Columbia, Canada.

    Univar Europe N.V. (51% owned prior to September 1, 1994;
    100% owned as of September 1, 1994)
    incorporated in December, 1990 under the laws of The Netherlands.



                                       84